FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

GOLDEN GLOBAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54528	47-1460693
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

2537 S Gessner Rd., Suite 122,

Houston, TX 77063

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  832-252-7720

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2015, Robert Leyne Lee (“Mr. Lee”) resigned as Director, President, Chief Executive Officer, and Treasurer of Golden Global Corp. (the “Company”).

In his resignation, Mr. Lee supported, and the Directors approved, the appointment of then Chief Operating Officer and Director Michael Jeffrey Starkweather (“Mr. Starkweather”), age 32, as President, Chief Executive Officer and Treasurer (the “New Positions”).  Mr. Starkweather was appointed Chief Operating Officer on November 24, 2015 and was appointed Chief Executive Officer, President, and Treasurer on December 22, 2015.

None of the Company, Mr. Lee, nor Mr. Starkweather entered into any material agreements pursuant to which Mr. Starkweather was appointed to the New Positions.  Mr. Starkweather’s business experience for the previous five (5) years includes his position as Chief Operating Officer of the Company, Chief Operating Officer of Combo Hitter LLC, President of CHMS LLC, and former President of Live Fit Personal Training LLC and FGI Holdings LLC.

Mr. Starkweather served in the United States Army Reserves. In 2008, he co-founded Live Fit Personal Training.  Mr. Starkweather has acted as an outside fitness consultant for a number of gyms in addition too independent consulting for small cap emerging growth companies.

Mr. Starkweather filed for Chapter 7 bankruptcy protection in 2014.

On December 30, 2015, the Directors determined that Travis Clayton Smith (“Mr. Smith”), age 31, will assume the role of Chief Operating Officer.  None of the Company, Mr. Smith, nor Mr. Starkweather entered into any material agreements pursuant to which Mr. Smith was appointed as Chief Operating Officer.

Mr. Smith served in United States Air Force for 12 years. Mr. Smith served several leadership roles in the military in the United States, Overseas Asian and European theater, and Iraq. His most recent leadership position was the senior leader for the Airfield Systems career field school house for one of the Air Forces biggest training bases. He was directly responsible for the supervision of roughly 3,000 personnel in a five year span and have managed and allocated funds for accounts, assets, and equipment exceeding $40M in value. Mr. Smith has been an investor for NASDAQ and hundreds of OTC companies within the last 10 years and has a vast knowledge of the market and the investors’ needs to include IR.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/Michael Jeffrey Starkweather

Michael Jeffrey Starkweather, President